UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2017

ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-14323	76-0568219
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1100 Louisiana Street, 10th Floor, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (713) 381-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On August 3, 2017, Enterprise Products Partners L.P. (“Enterprise” or the “Partnership”) (NYSE:EPD) issued a press release announcing its financial and operating results for the three and six months ended June 30, 2017, and will hold a webcast conference call discussing those results.  A copy of the earnings press release is furnished as Exhibit 99.1 to this Current Report, which is hereby incorporated by reference into this Item 2.02. The webcast conference call will be archived and available for replay on Enterprise’s website at www.enterpriseproducts.com for 90 days.

Item 8.01.  Other Events.

The information presented in this Item 8.01 has not been reviewed by our independent auditors and is subject to revision as we prepare our consolidated financial statements as of and for the three and six months ended June 30, 2017.  This information is not a comprehensive statement of our financial results for the quarterly period ended June 30, 2017, and our actual results may differ materially from these estimates as a result of the completion of our financial closing process, final adjustments (if any) and other developments arising between now and the time that our financial results for the three and six months ended June 30, 2017 are finalized.

Forward-Looking Statements

Certain matters discussed in this Current Report are forward-looking statements that involve certain risks and uncertainties, such as Enterprise’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  Enterprise disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Condensed Consolidated Financial Highlights – Second Quarter 2017 Results (Unaudited)

On August 3, 2017, Enterprise announced its consolidated financial results for the three and six months ended June 30, 2017.  The following table presents condensed consolidated financial highlights for the periods and at the dates indicated (dollars in millions, except per unit amounts):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Selected Income Statement Data:
Revenues	$6,607.6	$5,617.8	$13,928.0	$10,623.1
Costs and expenses	5,775.9	4,857.3	12,159.5	9,048.1
Equity in income of unconsolidated affiliates	107.0	76.4	201.8	177.5
Operating income	938.7	836.9	1,970.3	1,752.5
Interest expense	245.8	244.1	495.1	484.7
Benefit from (provision for) income taxes	(8.7)	0.1	(14.7)	(8.3)
Net income	666.0	570.0	1,437.0	1,240.2
Net income attributable to noncontrolling interests	12.3	11.5	22.6	20.5
Net income attributable to limited partners	653.7	558.5	1,414.4	1,219.7

Earnings per unit, fully diluted	$0.30	$0.27	$0.66	$0.59

Gross Operating Margin by Segment:
NGL Pipelines & Services	$759.9	$719.1	$1,615.9	$1,502.8
Crude Oil Pipelines & Services	236.7	177.4	501.3	379.7
Natural Gas Pipelines & Services	194.4	177.4	365.3	355.1
Petrochemical & Refined Products Services	188.4	175.5	370.2	330.3
Total segment gross operating margin (1)	1,379.4	1,249.4	2,852.7	2,567.9
Net adjustment for shipper make-up rights (2)	(1.5)	4.8	(5.7)	10.6
Non-GAAP total gross operating margin	$1,377.9	$1,254.2	$2,847.0	$2,578.5

	June 30,	December 31,
	2017	2016
	(Unaudited)
Selected Balance Sheet Data:
Cash and cash equivalents (unrestricted)	$28.6	$63.1
Total assets	51,313.3	52,194.0
Total debt principal outstanding, including current maturities	23,579.6	23,901.6
Partners’ equity	22,660.1	22,047.0
Noncontrolling interests	220.1	219.0
(1) Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).
(2) Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects. These adjustments are included in managements’ evaluation of segment results. However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.

Earnings per unit amounts discussed in this Item 8.01 are on a fully diluted basis.

For the second quarter of 2017, depreciation, amortization and accretion expenses totaled $407 million, cash distributions received from unconsolidated affiliates were $127 million and the non-cash expense attributable to changes in the fair market value of the Liquidity Option Agreement was $19 million.  In addition, for the second quarter of 2017, our total capital investments were approximately $869 million, which includes $62 million of sustaining capital expenditures.

Review of Segment Performance for Second Quarter 2017

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment increased 6 percent, or $41 million, to $760 million for the second quarter of 2017 from $719 million for the second quarter of 2016.

Enterprise’s natural gas processing and related natural gas liquids (“NGL”) marketing business generated a $24 million increase in gross operating margin to $205 million for the second quarter of 2017 compared to $181 million for the second quarter of 2016.  Total fee-based processing volumes were 4.7 billion cubic feet per day (“Bcf/d”) in the second quarter of 2017 compared to 5.0 Bcf/d for the second quarter of last year.  The partnership’s equity NGL production increased to 164 thousand barrels per day (“MBPD”) this quarter from 143 MBPD for the second quarter of 2016. Enterprise’s natural gas processing plants in the Rocky Mountains, Louisiana and Mississippi accounted for $12 million of this increase as a result of higher processing margins, including hedging activities, and lower operating costs.  Processing plants in South Texas reported a $6 million decrease in gross operating margin for the second quarter of 2017 compared to the second quarter of 2016 due to a 0.3 Bcf/d decrease in fee-based processing volumes from the Eagle Ford shale region and higher operating expenses. Gross operating margin from NGL marketing activities increased $19 million due to higher sales margins, partially offset by lower sales volumes.

Gross operating margin from the partnership’s NGL pipelines and storage business increased $28 million to $436 million for the second quarter of 2017 compared to the second quarter of 2016.  NGL pipeline transportation volumes were 3.1 million barrels per day for the second quarter of 2017 compared to 3.0 million barrels per day for the same quarter of 2016.

The Mont Belvieu NGL and related product storage business accounted for $13 million of the increase in gross operating margin this quarter primarily due to higher fees.  Enterprise’s Appalachia-to-Texas Express (or “ATEX”) ethane pipeline reported an $11 million increase in gross operating margin for the second quarter of 2017 from contractual increases in committed volumes and higher volumes from walk-up shippers.  The partnership’s equity investments in the Texas Express and Front Range pipelines posted a combined $7 million increase in gross operating margin, also primarily due to contractual increases in committed volumes.  The Dixie Pipeline and related terminals generated a $6 million increase in gross operating margin primarily due to a 35 MBPD increase in volume.

Partially offsetting these increases in gross operating margin was a $13 million decrease on the Mid-America and Seminole Pipelines and terminals, and the South Texas NGL Pipeline System primarily due to lower fees and volumes.  Gross operating margin from Enterprise’s liquefied petroleum gas (or “LPG”) and ethane export terminals and related pipeline decreased by $2 million.   LPG export volumes decreased by 43 MBPD, while ethane export volumes were 67 MBPD in the second quarter of 2017.  Volumes continue to ramp up on our ethane export terminal that went into service in September 2016.

Gross operating margin from the partnership’s NGL fractionation business was $119 million for the second quarter of 2017 compared to $130 million for the second quarter of 2016.  The decrease was primarily due to higher operating expenses at Enterprise’s Mont Belvieu fractionators, partially offset by increased revenues from higher fees and fractionation volumes.  Total fractionation volumes were 841 MBPD for the second quarter of 2017 compared to 840 MBPD for the second quarter of 2016.

Crude Oil Pipelines & Services – Gross operating margin from the partnership’s Crude Oil Pipelines & Services segment increased to $237 million for the second quarter of 2017 from $177 million for the second quarter of 2016.  Total crude oil pipeline transportation volumes were 1.5 million barrels per day for the second quarter of 2017 compared to 1.4 million barrels per day for the second quarter of 2016.  Total crude oil marine terminal volumes were 488 MBPD for the second quarter of 2017 compared to 514 MBPD for the second quarter of 2016.

Gross operating margin from Enterprise’s crude oil marketing and related activities increased $33 million in the second quarter of 2017 compared to the second quarter of 2016.  Comparing these two periods, the partnership had a $62 million increase in the non-cash, mark-to-market valuation of financial instruments related to certain marketing activities, which was comprised of $15 million of mark-to-market gains in the second quarter of 2017 versus $47 million of mark-to-market losses in the second quarter last year.  Partially offsetting this increase in gross operating margin was a $29 million decrease from other marketing activities impacted by lower crude oil sales margins.

Gross operating margin from our West Texas Pipeline and equity investment in the Eagle Ford Crude Oil Pipeline increased a combined $15 million primarily due to an aggregate 121 MBPD increase in volumes on the two systems as a result of increased production from the Permian Basin.

Enterprise had an $8 million increase in gross operating margin from its equity investment in the Seaway Pipeline System, primarily from higher firm capacity fees and a 35 MBPD increase in transportation volumes (net to our interest).

Natural Gas Pipelines & Services – Enterprise’s Natural Gas Pipelines & Services segment reported gross operating margin of $194 million for the second quarter of 2017 compared to $177 million for the second quarter of 2016.  Total natural gas transportation volumes were 12.2 trillion British thermal units per day (“TBtu/d”) for the second quarter of 2017 compared to 12.1 TBtu/d for the same quarter of last year.

The Acadian Gas System reported a $16 million increase in gross operating margin for the second quarter of 2017 compared to the second quarter of 2016, primarily due to $17 million of proceeds received in a legal settlement in the second quarter of 2017 for lost revenues and damages associated with the Bayou Corne sinkhole incident caused by third parties in 2012.  Natural gas pipeline volumes for this system were 2.2 TBtu/d for the second quarter of this year compared to 1.9 TBtu/d for the same quarter of 2016.

Increased transportation volumes on our Permian Basin Gathering System led to a $3 million increase in gross operating margin. Transportation volumes were 501 million British thermal units per day (“MMBtu/d”) for the second quarter of this year versus 272 MMBtu/d for the second quarter of last year. This system delivers natural gas to our two new gas processing facilities in the Delaware Basin that were placed into service in May and August 2016.

The Texas Intrastate System reported a $7 million decrease in gross operating margin to $76 million for the second quarter of 2017 compared to the second quarter of 2016, primarily due to higher operating costs and lower Eagle Ford production volumes and fees.  Natural gas pipeline volumes for this system were 4.5 TBtu/d for the second quarter of 2017 compared to 5.0 TBtu/d for the same quarter of last year.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased $12 million to $188 million for the second quarter of 2017 from $176 million for the second quarter of 2016.  Total segment pipeline transportation volumes were 800 MBPD for the second quarter of 2017 compared to 874 MBPD for the same quarter of 2016.  Refined products and petrochemical marine terminal volumes increased 15 percent to 471 MBPD for the second quarter of 2017.

 Gross operating margin for Enterprise’s octane enhancement and high-purity isobutylene business increased $17 million for the second quarter of 2017 compared to the second quarter of 2016, primarily due to lower operating costs and an increase in sales volumes and margins.  Total plant production volumes were 30 MBPD this quarter compared to 22 MBPD for the second quarter of last year.

The partnership’s propylene business reported a $9 million increase in gross operating margin to $62 million for the second quarter of 2017 from $53 million for the second quarter of 2016.  This increase in gross operating margin was primarily due to higher propylene sales margins and volumes.  Propylene fractionation volumes were 81 MBPD for this quarter compared to 80 MBPD for the second quarter of last year.  Propylene export volumes increased 6 MBPD this quarter compared to the second quarter of 2016.

Refined products marketing reported a $13 million decrease in gross operating margin to $4 million for the second quarter of 2017 compared to $17 million for the second quarter of last year.  This decrease was due to a $21 million decrease in gross operating margin from lower sales margins, which was partially offset by an $8 million increase in non-cash, mark-to-market activities between the two quarters. Gross operating margin from our TE Products Pipeline and related terminals increased $7 million quarter-to-quarter primarily due lower operating costs.  Transportation volumes for the TE Products Pipeline decreased 43 MBPD during the second quarter of 2017 compared to the same quarter of last year.

Gross Operating Margin

We evaluate segment performance based on our financial measure of gross operating margin. Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

This Current Report references total gross operating margin, which is a non-generally accepted accounting principle (“non-GAAP”) financial performance measure.   The GAAP financial measure that is most directly comparable to total gross operating margin is operating income.   The following table presents a reconciliation of operating income to total gross operating margin for the periods indicated (dollars in millions):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Operating income (GAAP)	$938.7	$836.9	$1,970.3	$1,752.5
Adjustments to reconcile operating income to total gross operating margin:
Add depreciation, amortization and accretion expense	379.2	360.3	755.4	718.5
Add asset impairment and related charges in operating costs and expenses	14.0	20.2	25.2	21.9
Add net losses attributable to asset sales	0.3	1.7	--	6.6
Add general and administrative costs	45.7	35.1	96.1	79.0
Total gross operating margin (non-GAAP)	$1,377.9	$1,254.2	$2,847.0	$2,578.5

Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100% basis before any allocation of earnings to noncontrolling interests.

Significant Recent Developments

Successful Appeal in connection with ETP Matter
In July 2017, a panel of the Dallas Court of Appeals issued a unanimous opinion in which we prevailed in our appeal against Energy Transfer Partners, L.P. (“ETP”).   This appeal stemmed from an adverse 2014 jury verdict in Dallas, Texas in a lawsuit filed by ETP over a proposed pipeline project that was cancelled due to a lack of customer support.

In April 2011, Enterprise and ETP signed a series of agreements disclaiming any partnership or joint venture absent executed definitive documents and board approvals of the two companies.  Definitive agreements were never executed and board approval was never obtained.  The parties signed these disclaiming agreements precisely to avoid the type of lawsuit brought by ETP.   We are grateful to the Dallas Court of Appeals for their hard work in this case and their reaffirmation of the importance of written contracts in business transactions.

Announcement Regarding Potential Ethylene Marine Export Terminal
In July 2017, we announced the execution of a letter of intent with Navigator Holdings Ltd. (“Navigator”) to develop an ethylene marine export terminal at our Morgan’s Point complex on the Houston Ship Channel. Formation of the 50/50 joint venture remains subject to the negotiation and execution of definitive agreements between us and Navigator, as well as approval by our respective boards of directors. Construction of the terminal is predicated on receiving sufficient long-term customer commitments.

We would manage the construction, operations and commercial activities of the proposed terminal.   Our Morgan’s Point complex, which includes our ethane marine export terminal, features a 45-foot draft that can accommodate a variety of vessel and barge types.  If constructed, the ethylene export terminal would be connected to our high-capacity ethylene salt dome storage and related pipeline system, both of which are under construction (see “Plans to Develop Ethylene Storage and Transportation Projects” within this Item 8.01).

Plans to Expand Orla Natural Gas Processing Plant in West Texas
In June 2017, we announced plans to add 300 million cubic feet per day (“MMcf/d”) of incremental capacity at our cryogenic natural gas processing facility currently under construction near Orla, Texas in Reeves County. Orla II, a second processing train at the facility, will double the inlet capacity of the facility to 600 MMcf/d and increase extraction of NGLs from 40 MBPD to 80 MBPD.

NGLs from Orla will be delivered into our fully integrated NGL system, including the recently announced Shin Oak NGL Pipeline. Orla’s residue natural gas volumes will be transported to the Waha area through our Texas Intrastate system. The Orla II expansion project is designed to support the continued growth in NGL-rich natural gas production from the Delaware Basin of West Texas and southeastern New Mexico and is supported by long-term customer commitments.

Expansion of the Orla facility will bring the partnership’s total Permian Basin natural gas processing capacity to more than 1 Bcf/d with more than 150 MBPD of NGL extraction capacity.  The Orla II capacity is expected to be placed into service during the third quarter of 2018.

Plans to Build Shin Oak NGL Pipeline from Permian Basin to Mont Belvieu, Texas
In April 2017, we announced plans to build a 571-mile pipeline to transport growing NGL production from the Permian Basin to our NGL fractionation and storage complex located in Mont Belvieu, Texas.  The Shin Oak NGL pipeline will originate at our Hobbs facility in Gaines County, Texas.  The 24-inch diameter pipeline is expected to have an initial design capacity of 250 MBPD and be expandable to 600 MBPD.  The project is supported by long-term shipper commitments and is expected to be placed into service during the second quarter of 2019.

Plans to Develop Ethylene Storage and Transportation Projects
In April 2017, we announced two expansion projects that will further develop our ethylene infrastructure in the Houston, Texas area.  First, we plan to repurpose a large, high-capacity ethane storage well at our Mont Belvieu, Texas complex.  Following completion of this project, which is expected as early as the third quarter of 2018, the 5.3 MMBbl cavern will be able to inject/withdraw ethylene at a rate of 2,000 barrels per hour, expandable to 4,000 barrels per hour.  There are seven third party ethylene pipelines within two miles of the ethylene well, providing significant connectivity opportunities for the high-capacity system.

Further supporting our ethylene capabilities, we also plan to build a 24-mile, 12-inch diameter ethylene pipeline extending from Mont Belvieu to Bayport, Texas.  The new pipeline would have the potential to connect both producing and consuming customers located south of the Houston Ship Channel to our facility in Mont Belvieu.  The ethylene pipeline will be routed through our Morgan’s Point complex, which provides us with future flexibility should we develop an ethylene export marine terminal at the facility.

Completion of Azure Acquisition
In April 2017, we closed on the acquisition of a midstream energy business from Azure Midstream Partners, LP and its operating subsidiaries for $191.4 million in cash.  The acquired business assets, which are located primarily in East Texas, include over 730 miles of natural gas gathering pipelines and two natural gas processing facilities with an aggregate processing capacity of 130 MMcf/d. The acquired business serves production from the Haynesville Shale and Bossier, Cotton Valley and Travis Peak formations.

Plans to Build Ninth NGL Fractionator at Our Mont Belvieu, Texas Complex
In March 2017, we resumed construction of our ninth NGL fractionator at our Mont Belvieu, Texas complex in anticipation of increased NGL production from the Permian Basin.  The new fractionator, which is expected to be completed by mid-2018, would have a nameplate capacity of 85 MBPD.  We have secured the necessary permits and emission credits for this project.  Upon completion of this expansion project, we would have approximately 755 MBPD of total NGL fractionation capacity at our Mont Belvieu complex and a combined 1.2 million barrels per day of capacity across all of our NGL fractionators.

Plans to Construct Isobutane Dehydrogenation Unit at Mont Belvieu
In January 2017, we announced plans to construct a new isobutane dehydrogenation (“iBDH”) unit at our Mont Belvieu complex that is expected to have the capability to produce 425,000 tons per year of isobutylene.  The project, which is underwritten by long-term contracts with investment-grade customers, is expected to be completed in the fourth quarter of 2019.  Isobutylene produced by the new plant will provide additional feedstocks for our downstream octane enhancement and petrochemical facilities.

Historically, steam crackers and refineries have been the major source of propane and butane olefins for downstream use.  However, with the increased use of light-end feedstocks, specifically ethane, the need for on-purpose olefins production has increased.  Like our propane dehydrogenation facility, the iBDH plant will help meet market demand where traditional supplies have been reduced.  The new iBDH plant will increase our production of high purity and low purity isobutylene, which are used as feedstock to manufacture lubricants, rubber products and alkylate for gasoline blendstock, as well as methyl tertiary butyl ether for export.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Enterprise Products Partners L.P. earnings press release dated August 3, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.
	By:	Enterprise Products Holdings LLC, its General Partner

Date: August 3, 2017	By:	/s/ R. Daniel Boss
	Name:	R. Daniel Boss
	Title:	Senior Vice President-Accounting and Risk Control of Enterprise Products Holdings LLC

	By:	/s/ Michael W. Hanson
	Name:	Michael W. Hanson
	Title:	Vice President and Principal Accounting Officer of Enterprise Products Holdings LLC

Exhibit Index

Exhibit No.	Description
99.1	Enterprise Products Partners L.P. earnings press release dated August 3, 2017.